Exhibit 99.1

JINGTIAN & GONGCHENG

ATTORNEYS AT LAW

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000 Facsimile: (86-10) 5809-1100

[date], 2010

Via Facsimile and First Class Mail

Anderson & Strudwick, Inc.

707 East Main Street

20th Floor

Richmond, Virginia 23219

China Yuan Hong Fire Control Group Holdings Ltd.

Baisha Meilin Industrial Area

Nan’an City, Fujian Province 362300

Re:	Initial Public Offering of Ordinary Shares of

China Yuan Hong Fire Control Group Holdings Ltd

Ladies and Gentlemen:

We have acted as counsel to (a) China Yuan Hong Fire Control Group Holdings Ltd, a Cayman Islands corporation (the “Company”), (b)Yuanhong Fire Technology (HK) Limited, a Hong Kong corporation (“Yuanhong-HK”), (c) Beijing Yuanhong Dingsheng Fire Control Technology Co., Ltd. (“Yuanhong-BJ”), a wholly-owned subsidiary of Yuanhong-HK established under the laws of the People’s Republic of China (“PRC”), (d) Fujian Province Baisha Fire Control Industrial Trading Co., Ltd-(“Baisha”), a PRC company operated by Yuanhong-BJ by contract, and (e) Fujian Fulian Machinery Co. Ltd.(“Fulian”), a wholly owned subsidiary of Baisha (Yuanhong-BJ, Baisha, Fulian are collectively referred to herein as the “PRC Companies”) in connection with the initial public offering of a minimum of 2,000,000 and a maximum of 2,500,000 ordinary shares of the Company, par value $0.0000066 per ordinary share (the “Shares”), pursuant to that certain Registration Statement on Form S-1 (File No. 333-168826) and the prospectus contained therein (the “Registration Statement”), dated [*] (the “Effective Date”).

As used herein, (a) “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations and subordinate legislations of the PRC which are publicly available (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and the Taiwan Region), (b) “governmental agencies” means any court, governmental agency or body or any stock exchange authorities of the PRC (other than the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan Region), (c) “governmental approvals” means all approvals, consents, waivers, sanctions, authorizations, declarations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications, licenses, certificates and permits required by Governmental Agencies, and (d) “Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

In rendering the following opinion, we state that we are not admitted to practice in any country other than the PRC, and we express no opinion as to any laws other than the laws of the PRC.

For the purpose of giving this legal opinion, we have assumed that (a) all documents submitted to us as copies conform to their originals, (b) all signatures, seals and chops on such documents are genuine and duly authorized, and (c) all facts and documents which may affect our opinions herein have been disclosed to us, and there has not been and will not be any omission in respect of such disclosure.

For the purpose of giving this legal opinion, we have reviewed the following agreements (collectively, the “VIE Agreements”): (i) that certain Exclusive Technical Consulting and Service Agreement by and among Baisha and Yuanhong-BJ, (ii) Equity Interest Pledge Agreements by and among Yuanhong-BJ and all of the shareholders of Baisha, (iii) Exclusive Equity Interest Purchase Agreements by and among Yuanhong-HK, Baisha and all of the shareholders of Baisha, and (iv) Powers of Attorney by all of the shareholders of Baisha in favor of Yuanhong-HK.

Based upon and subject to the foregoing, we are of the opinion that:

(i) The PRC Companies have been duly incorporated and are validly existing in good standing as corporations under the laws of the PRC, with all requisite corporate power and authority to conduct their business, enter into and perform under contractual arrangements, and own and operate their properties, investments and assets as described in the Registration Statement;

(ii) To the actual knowledge of us, the PRC Companies are not in violation of any provision of their organizational documents;

(iii) The PRC Companies are not in default under, or in breach of, any term or condition of any agreement or instrument of which we have actual knowledge, to which any of the PRC Companies is a party or by which any of their properties, investments or assets are bound;

(iv) To the best of our knowledge, there is no pending or threatened action, suit or proceeding before or by any court, government authority or agency to which any of the PRC Companies is or may be a party, or to which any of the investments, properties or assets of any of the PRC Companies is or may be subject which is not disclosed in the Registration Statement that, if adversely determined, would materially affect the ability of the Company or the PRC Companies to carry out and implement the business described in the Registration Statement;

(v) The authorized capital stock of the PRC Companies conforms to the description thereof contained in the Registration Statement; and

(vi) Each of the VIE Agreements are valid, binding and enforceable, and will not result in any violation of PRC laws, rules or regulations currently in effect, even though the arrangements under the VIE Agreements may not be as effective in providing the Company with control over Baisha as direct ownership of Baisha would be.

Each of Yuanhong-BJ and Baisha and their respective shareholders has the legal right and full power and authority to enter into and perform its obligations under each of the VIE Agreements to which it is a party; and each of Yuanhong-BJ and Baisha and their respective shareholders has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the VIE Agreements to which it is a party; each of the VIE Agreements constitutes a valid and legally binding obligation to each party of the VIE Agreements under the PRC laws, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Each of the VIE Agreements does not, and the execution and delivery by each of Yuanhong-BJ and Baisha and their respective shareholders, the performance by each of Yuanhong-BJ and Baisha and their respective shareholders of their obligations thereunder, and the consummation by each of Yuanhong-BJ and Baisha and their respective shareholders of the transactions contemplated therein will not: (i) conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC laws to which any of Yuanhong-BJ and Baisha or their respective shareholders is a party, by which any of such entities is bound, by which any of the properties or assets of such entities is bound, or to which any of the properties or assets of such entities is subject, (ii) result in any violation of the provisions of its articles of association or business license or any Governmental Authorizations, or (iii) result in any violation of any the PRC laws, rules or regulations.

Each of the VIE Agreements is in proper legal form under the PRC laws for the enforcement thereof against each of Yuanhong-BJ and Baisha and their respective shareholders, as the case may be, in the PRC without further action by any of Yuanhong-BJ and Baisha or their respective shareholders; and all required filings and recordings in respect of each of the VIE Agreements have been performed to ensure the legality, validity, enforceability or admissibility in evidence of each of the VIE Agreements in the PRC.

However, there are uncertainties regarding the interpretation and application of current and future PRC laws and regulations. If the VIE Agreements were for any reason determined to be in breach of any future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including: (i) imposing economic penalties, (ii) discontinuing or restricting the operations of Yuanhong-BJ or Baisha, (iii) imposing conditions or requirements with respect to the VIE Agreements with which Yuanhong-BJ or Baisha may not be able to comply, (iv) requiring the PRC Companies to restructure the relevant ownership structure or operations, (v) taking other regulatory or enforcement actions that could adversely affect the business of Yuanhong-BJ and Baisha, and (vi) revoking the business licenses and/or the licenses or certificates of Yuanhong-BJ, and/or voiding the VIE Agreements.

(vii) On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, or MOFCOM, the State-Owned Assets Supervision and Administration Commission, or SASAC, the State Administration of Taxation, or SAT, the State Administration for Industry and Commerce, or SAIC, the China Securities Regulatory Commission, or CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and was amended on June 22, 2009. The M&A Rules prescribe, among other things, the procedures and formalities of merger and acquisition of a domestic enterprise in China by foreign investors by either purchasing the equities or assets of, or stock swap with, the target PRC enterprise. This regulation contains provisions that purport to require that an offshore special purpose vehicle (“SPV”) formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. Following the adoption of the M&A Rules, on September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by SPVs, as defined under the M&A Rules.

The application of the M&A Rules remains unclear with respect to our corporate structure that was established under VIE Agreements for this offering. However, we are of the opinion that the Company are not required by the M&A Rules to apply to the relevant regulatory agencies, including CSRC, for approval of the listing and trading of the Company’s Shares on a U.S. stock exchange because (i) the Company currently controls Baisha by virtue of Yuanhong-BJ’s control under VIE Agreements with Baisha but not through equity interest or asset acquisition which are stipulated in the M&A Rules; (ii) Yuanhong-BJ was established as a foreign-invested enterprise by means of direct investment at the time of their respective incorporation and not through a “merge with or acquisition of the equity or assets of any PRC domestic enterprise” as such terms is defined under the M&A Rules; (iii) to our knowledge, neither the M&A Rules themselves nor the administrative practices under the M&A Rules made public as of the Effective Date require the application of the M&A Rules in connection with the corporate structure for this offering, or listing and trading of the Company’s shares on a US stock exchange.

(viii) The Civil Procedure Law of the PRC, (the “Civil Procedure Law”) adopted on April 9, 1991, as amended on October 28 2007, provides for the recognition and enforcement of foreign judgments. PRC courts may recognize and enforce foreign judgments subject to the applicable provisions of the Civil Procedure Law relating to the enforceability of foreign judgments and also base either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements that provide for the reciprocal recognition and enforcement of foreign judgments with the U.S. or the Cayman Islands. In addition, according to the Civil Procedure Law, courts in the PRC will not enforce a foreign judgment if they recognize that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. Thus, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the U.S. or the Cayman Islands.

(ix) Each of the agreements described under the caption “Our Corporate Structure” and “Contractual Agreements with Domestic Companies and their Shareholders” in the Registration Statement by and among the Company, the PRC Companies and the individuals described therein have been duly and validly authorized, executed and delivered by or on behalf of the parties thereto, and, assuming due execution and delivery by the parties thereto, constitutes a valid and binding agreement, enforceable in accordance with its terms, which will have the effect described in the Registration Statement.

(x) Nothing has come to our attention that leads it to believe that the Registration Statement, or any further amendment thereto made prior to the Effective Date, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Registration Statement or any amendment or supplement thereto made prior to the Effective Date, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that we need express no belief regarding the financial statements, related schedules and other financial data contained in the Registration Statement, or any amendment or supplement thereto).

(xi) To the knowledge of us, the statements in the Registration Statement under the headings “Prospectus Summary,” “Risk Factors,” “Our Corporate Structure,” “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,”

“Our Business,” “Management” and “Enforceability of Civil Liabilities,” insofar as such statements constitute summaries of matters of Chinese law or documents referenced therein, fairly present the information called for with respect to such legal matters and documents.

Our opinions expressed herein are issued solely in connection with the Offering and may not, without our prior written consent, be used for any other purposes. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions based upon any fact or circumstance hereafter coming to our attention or any change in law which hereafter occurs.

We hereby consent to the use of and references to this opinion in the above-referenced Registration Statement, and to the filing hereof as an exhibit to, the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely,

Jingtian & Gongcheng
Attorneys at Law

By:

Title:

6